UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2007

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Profit Sharing Bonuses and the 2006 Profit Sharing Program

On January 4, 2007, the Compensation Committee of the Board of Directors of SYNNEX Corporation (the “Company”) approved cash bonus payments for the following executive officers in the amounts set forth opposite the name of each officer, pursuant to the Company’s 2006 profit sharing program:

Name	Amount of Bonus
Robert Huang	$1,600,000
Peter Larocque	$600,000
Dennis Polk	$450,000
John Paget	$200,000
James Estill	$200,000
Simon Leung	$90,000

In determining the amount of each executive officer’s cash bonus, the Compensation Committee considered Mr. Robert Huang’s, the Company’s President and Chief Executive Officer, recommendations of each executive officer in rewarding such officers for their individual contribution.

2007 Profit Sharing Program for Executive Officers

On January 4, 2007, the Compensation Committee also approved the 2007 profit sharing program for executive officers. Bonuses granted to executive officers are determined by the Company’s Compensation Committee based upon both qualitative and quantitative considerations. Bonuses to executive officers will be based upon the achievement of Company net income per share target percentages. Executive officers will not be eligible for bonuses unless the Company meets or exceeds threshold target performance percentages, established for each executive officer, of an internally established net income per share goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for each individual executive officer. In addition to the above quantitative goals, Mr. Huang retains the discretion to increase or decrease bonuses for the other executive officers by up to 30%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2007

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
General Counsel and
Corporate Secretary